EXHIBIT 99.1

1606 Corp. Provides Development Update on ChatCBD

Seattle, WA - October 26th 2023 - 1606 Corp. (OTC Pink: CBDW) is excited to announce the impending global debut of ChatCBD, a cutting-edge AI driven online merchandising technology, currently in its final product testing phase and set to launch early next week.

ChatCBD is designed to offer an array of user-centric features, including answering queries and educating users about all things CBD, providing personalized product recommendations, and engaging, human-like conversations. It empowers customers to make well-informed choices, explore a wide range of CBD products, and enjoy an unmatched shopping experience.

At the heart of ChatCBD's capabilities is its seamless integration with Microsoft Azure, renowned for its scalability, reliability, and advanced AI functionalities. This ensures ChatCBD operates flawlessly, even during peak demand, delivering users a consistent and responsive experience.

ChatCBD is fully integrated with ChatGPT, a state-of-the-art language model developed by OpenAI. This integration equips ChatCBD with natural language processing (NLP) and machine learning capabilities, enabling it to engage in lifelike conversations and provide intelligent recommendations, elevating online shopping to new levels of convenience and enjoyment.

A standout feature of ChatCBD is that it is a proprietary development, with 1606 Corp. retaining 100% ownership of the intellectual property (IP). This distinctive aspect underscores our unwavering commitment to innovation and the high-quality product we are poised to deliver. With full IP ownership, we have the flexibility to continually enhance and adapt ChatCBD to meet the evolving needs of our users and partners across multiple industries.

CEO of 1606 Corp, Greg Lambrecht, expressed his enthusiasm for this milestone, stating, "ChatCBD is a testament to the dedication and innovation of our team. We're extremely excited to bring the future of conversational e-commerce to the world. This development marks a significant step forward, and we're confident that ChatCBD will transform the CBD shopping experience."

Notably, 1606 Corp. is not stopping at ChatCBD. 1606 is enthusiastic about the potential exploring opportunities to replicate this success across additional categories. The proprietary nature of the development process places 1606 in a prime position to lead the charge in revolutionizing the way users engage with products and services across diverse sectors.

About 1606 Corp.

At 1606 Corp., we are not just a CBD company anymore; we are a dynamic think tank with innovative technology solutions that are aimed at solving the top online customer service problems in the CBD industry and all industries with online customers. Established as an acquisition-based company, CBDW has developed a vision to redefine the CBD industry through both acquisitions and technology development. 1606 Corp. stands at the intersection of cutting-edge technology and visionary collaborations to help you, the CBD consumer. Our mission is clear – to revolutionize the CBD industry by seamlessly integrating technology into the core operations of all CBD companies in the United States. We strive to empower businesses, both large and small, with enterprise solutions that drive efficiency, foster online sales growth, and open doors to unprecedented education and usage by CBD customers.

Industry Information

The global artificial intelligence market has seen remarkable growth, valued at $428 billion in 2022 and projected to reach $2.25 trillion by 2030. With a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%, AI's global impact is undeniable, with as many as 97 million individuals expected to work in the AI sector by 2025, according to fortunebusinessinsights.com

Company Contact

Austen Lambrecht

Austen@cbdw.ai

Investors – CBDW AI

SOURCE: 1606 Corp